Exhibit H

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Etablissements Maurel & Prom

A French Société anonyme with board of directors

Share capital: EUR 93,604,436.31

Registered office: 51, rue d’Anjou - 75008 Paris

R.C.S. Paris 457 202 331

(surviving entity)

MPI

A French Société anonyme with board of directors

Share capital: EUR 11,533,653.40

Registered office: 51, rue d’Anjou - 75008 Paris

R.C.S. Paris 517 518 247

(merged entity)

Notice of proposed merger

A merger agreement was entered into on 2 November 2015 relating to the merger of MPI, a French société anonyme with board of directors, a share capital of EUR 11,533,653.40 and a registered office located at 51, rue d’Anjou, 75008 Paris and registered on the register of companies and trade of Paris under n° 517 518 247 (“MPI”), into Etablissements Maurel & Prom, a French société anonyme with board of directors, a share capital of EUR 93,604,436.31 and a registered office located at 51, rue d’Anjou, 75008 Paris, registered on the register of companies and trade of Paris under n° 457 202 331 (“M&P”).

Subject to the completion of the merger, all MPI assets and liabilities will be transferred to M&P as they exist on the final completion date of the merger.

The terms of the merger will be based on the annual financial statements of M&P and MPI for the year ended 31 December 2014.

The assets and liabilities of MPI will be transferred on the basis of their actual value.

On the basis of the valuation:

•	the transferred assets amount to EUR 449,926,032, i.e. contributed assets of EUR 366,869,014 adjusted to take into account the dividends distributed to the MPI shareholders since 1 January 2015 and the exceptional distribution proposed to the MPI shareholders at the general shareholders’ meeting convened to approve the merger; and

•	the transferred liabilities amount EUR 13,119,425.

In light of the above, the net assets transferred from MPI to M&P amount to EUR 353,749,589.

The exchange ratio will be set at 1 M&P share for 1.75 MPI shares (corresponding to 4 M&P shares for 7 MPI shares).

As consideration for the net assets transferred by MPI, M&P will issue 63,234,026 new shares for a total nominal value of EUR 48,690,200.02 at par value of EUR 0.77 each. The M&P share capital will be increased from EUR 93,604,436.31 to EUR 142,294,636.33. The 63,234,026 new M&P shares issued in consideration for the net assets transferred from MPI to M&P in the merger will rank equally with existing M&P shares from the moment they are issued and carry the same rights and obligations. The newly issued shares will be allocated to the owners of the 110,659,545 shares that make up the MPI share capital (excluding treasury shares) as at the final completion date of the merger pro rata to their interest in the MPI share capital.

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

The difference between the total net assets transferred by MPI (EUR 353,749,589) and the share capital increase of M&P (EUR 48,690,200.02) will constitute the merger premium amounting to EUR 305,059,388.98. This merger premium amount will be recorded as a liability in the M&P balance sheet on the line “Merger Premium”.

For accounting and tax purposes the merger will take effect retroactively as at the first day of the then current MPI financial year on the final completion date of the merger. All transactions carried out by MPI since that date and until the final completion date of the merger will be assumed by M&P.

The merger, the issue of new M&P shares and the dissolution without liquidation of MPI are subject, under the terms stipulated in the merger agreement, to the satisfaction of the following conditions precedent: (i) confirmation by the AMF that the merger will not result in an obligation for Pacifico to launch a public bid on the shares of M&P and MPI pursuant to article 236-6 of the AMF regulations, (ii) approval of the exceptional distribution of EUR 0.45 at the extraordinary general meeting of shareholders of MPI convened to approve the merger, (iii) approval of the merger, the merger agreement and the resulting dissolution of MPI at the extraordinary general meeting of shareholders of MPI, (iv) approval of the merger, the draft merger agreement, and the resulting M&P issuance of new shares as consideration for the merger of MPI into M&P at the extraordinary general meeting of shareholders of M&P. For the avoidance of doubt, it is stated that the exceptional distribution mentioned in (ii) above will be allocated to MPI shareholders subject to their approval of this distribution, independently to the completion of the merger.

The merger, the issue of new M&P shares in consideration of the assets transferred from MPI and the resulting dissolution of MPI will be definitively completed at (i) 11:59 pm on 23 December 2015 if the last condition precedent is satisfied before this deadline, or, if the last condition precedent is not satisfied before this deadline, (ii) at 11:59 pm on the date the last condition precedent is satisfied. In any event the Completion Date cannot be later than 29 February 2016 (included).

Pursuant to article L. 236-4 of the French Commercial Code, the merger will take effect retroactively for accounting and tax purposes as at the first day of the then current MPI financial year on the final completion date of the merger.

M&P and MPI creditors may file objections to the merger in accordance with the conditions and time limits provided for in the applicable laws and regulations.

Pursuant to article L. 236-6 of the French Commercial Code, a copy of the merger agreement will be filed on 4 November 2015 with the Registrar of the Commercial Court of Paris for M&P and for MPI. The document is also available on the websites of M&P (www.maureletprom.fr) and MPI (www.mpienergy.com).

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

This document is a free English translation of the notice on the proposed merger of MPI into MAUREL & PROM. This translation has been prepared solely for the information and convenience of the shareholders of MPI and MAUREL & PROM and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI and MAUREL & PROM assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of the notice, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).

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